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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
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                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
Oren                 Ron                            (Month/Day/Year)    Cutco Industries, Inc.     CUTC
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    (Last)          (First)          (Middle)       8/2/99              5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-    X  Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
P.O. Box 16001                                      Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)          X   title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                    ###-##-####                                                   (Check Applicable
                                                                           President & Chief Executive            Line)
                                                                           ---------------------------            Form filed by One
                                                                                  Officer                       X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
Beverly Hills,     CA                90209                                                                     ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock                                          300,000 Shares                     I             Trustee - Oren Family Trust
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                                                                                                       which owns 100% of shares of
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                                                                                                       Shera Corp.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Common Stock Purchase Option (A)    8/2/99  8/2/2003     Common Stock       160,000       $3.00       D
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Common Stock Purchase Option (B)    8/2/99  8/1/2003     Common Stock        25,000       $4.00        I         Trustee-Oren Family
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                                                                                                                  Trust (C)
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Explanation of Responses:

(A) (1)  Option to purchase 60,000 shares was granted under Cutco Industries 1990 stock option plan.
    (2)  Option to purchase 100,000 shares was granted under Cutco Industries 1999 stock option plan.

(B)      Option granted by Don vonLiebermann.

(C)      Oren Family Trust holds 100% of shares of Shera Corp. which holds the option referred to in (A) above.

                                                                        /s/  Ron Oren                              Sept 30, 1999
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Common Stock Purchase Option (A)    8/2/99  8/1/2003     Common Stock       100,000       $3.00         D
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Common Stock Purchase Option (B)     (See B)             Common Stock        60,000       $3.00        D
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Common Stock Purchase Option (C)    8/2/99  8/1/2000     Common Stock        25,000       $4.00         I      Trustee - Oren Family
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                                                                                                               Trust
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Explanation of Responses:

(A)      Options to purchase 60,000 shares were granted under Cutco Industries 1990 Stock Option Plan. The date of grant was
         8/2/99 with an expiration date of 8/1/2003 (5 years thereafter) exercisable as follows:
                    - 15,000 shares exercisable 7/1/2000 through 12/31/2000
                    - 15,000 shares exercisable 8/2/2000 until 8/1/2003
                    - 15,000 shares exercisable 8/2/2001 until 8/1/2003
                    - 15,000 shares exercisable 8/2/2002 until 8/1/2003

(B)      Options to purchase 100,000 shares were granted under Cutco Industries 1999 stock option plan.

(C)      Granted by Don vonLiebermann                                  /s/  Ron Oren                            Sept 30, 1999
                                                                       -------------------------------------  ---------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  Page 2
                                                                                                                   SEC 1473 (7-97)
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